Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     Progress Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of Progress Financial Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment provided that the first sentence of paragraph (a) of Section 5 of the Certificate of Incorporation of Progress Financial Corporation shall read in its entirety as follows:

         (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 13,000,000 consisting of: ( i) 12,000,000 shares of Common Stock, $1.00 par value per share; and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share.

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Progress Financial Corporation has caused this certificate to be signed by Frederick E. Schea, Senior Vice President and Chief Financial Officer and attested by Eric J. Morgan, its Secretary, this 13th day of May, 1998.

                                               By:  /s/ Frederick E. Schea
                                                    --------------------------
                                                    Frederick E. Schea
                                                    Senior Vice President and
                                                    Chief Financial Officer
ATTEST:


By:  /s/ Eric J. Morgan
     ---------------------------
     Eric J. Morgan, Secretary



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